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                                   Exhibit 11
                  THE COOPER COMPANIES, INC. AND SUBSIDIARIES
               Calculation of Net Income (Loss) Per Common Share
                    (In thousands, except per share figures)
                                  (Unaudited)



                                                        Three Months Ended
                                                            January 31,
                                                      1995                1994
                                                    --------             ------
Net income (loss)                                   $    275           $( 5,150)
                                                      ======             ======

Weighted average number of common
  shares outstanding                                  34,117             30,410
Contingently issuable shares                             640                  -
                                                      ------             ------
Weighted average number of common
  and common equivalent shares
  outstanding for earnings per share                  34,757             30,410
                                                      ======             ======

Earnings (loss) per common share                    $    .01           $(   .17)
                                                      ======             ======